SVI HOLDINGS, INC.

              DESCRIPTION OF AGREEMENT BETWEEN SOFTLINE LIMITED AND
     SVI HOLDINGS, INC. REGARDING SALE OF TRIPLE-S COMPUTERS (PTY) LIMITED


INTRODUCTION

Softline Limited ("Softline"), the majority shareholder of SVI Holdings, Inc. ("SVI"), entered into an Acquisition Agreement as of April 1, 1998 ("Acquisition Agreement") to acquire Triple-S Computers (Pty) Limited ("Triple-S") of Cape Town, South Africa. Pursuant to the terms of the Acquisition Agreement, Softline was permitted to designate a nominee as the purchaser of Triple-S, and through an Assignment and Assumption of Acquisition Agreement ("Assumption Agreement") dated effective April 1, 1998, Softline designated a wholly-owned subsidiary of SVI to serve as the purchaser under the Acquisition Agreement. SVI in turn agreed to reimburse Softline for all of its costs associated with the acquisition of Triple-S.

The acquisition of Triple-S did not produce the desired results for SVI. Softline however believed it could use Triple-S personnel in other Softline-controlled business units in the Cape Town area. Softline therefore agreed to purchase Triple-S from SVI effective October 1, 1999, and acquired day to day control over the operations of Triple-S on that date.

SVI'S PURCHASE PRICE FOR TRIPLE-S

Softline agreed to purchase Triple-S from the former shareholders of Triple-S (collectively, the "Seller") for R3,200,000, with R1,600,000 paid upon execution of the purchase agreement and R1,600,000 withheld and dependent upon Triple-S achieving certain post-acquisition profit targets. Additionally, Softline repaid a bank line used by Triple-S in the sum of R1,000,000 plus accrued interest of R219,000. Softline made all payments in connection with the acquisition of Triple-S, subject to SVI's agreement to reimburse Softline for such payments.

On or about May 6, 1998, Softline paid R1,100,000 to the Seller in partial satisfaction of the R1,600,000 earn-out obligation. On May 27, 1998, SVI and Softline agreed that all amounts then paid by Softline for Triple-S would be reimbursed in the form of SVI common stock valued at the closing price of such stock on the OTC Bulletin Board on that date.

Pursuant to such agreement, the initial payment due to Softline was as follows:

         Initial cash payment                                R1,600,000
         Bank line + interest                                R1,219,000
         Initial earn-out payment                            R1,100,000

         Total =                                             R3,919,000

         Conversion R/US$ at 5/27/98 =                           5.1545

         US$ equivalent =                                      $760,307
         SVI share price at 5/27/98 =                           $4.5625

         SVI shares issuable to Softline as reimbursement =      166,642  shares

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Certificates for 119,869 of these shares were issued in Softline's name on March
31, 1999. Certificates for the balance of 46,774 shares were not issued at that time because of a miscommunication between Softline's and SVI's accounting departments about payments made prior to the May 27, 1998 agreement. The failure to issue certificates for those shares was discovered in March 2000 upon a review of expenses in connection of the sale of Triple-S to Softline, and those shares were credited against the shares surrendered by Softline to purchase Triple-S.

EARN-OUT SETTLEMENT

A dispute subsequently arose between the Seller on the one hand and SVI and Softline on the other hand concerning the balance due on the earn-out. This dispute was settled during the quarter ended June 30, 1999, through payment by Softline of R700,000 (or $113,436) to the Seller.

On March 29, 2000, Softline exercised outstanding options to purchase 56,718 SVI shares at $2.00 per share. The exercise price of $113,436 was applied against SVI's obligation to reimburse Softline for the settlement with the Seller.

SALE OF TRIPLE-S TO SOFTLINE

SVI and Softline agreed during the quarter ended September 30, 1999 that Triple-S would be sold to Softline effective October 1, 1999, for a purchase price equal to the historical book basis of SVI's investment in Triple-S. The purchase price was to be paid by transfer from Softline to SVI of SVI shares valued at the October 1, 1999 closing price reported on the American Stock Exchange for such shares.

The historical book basis of SVI's investment was as follows:

         Initial purchase price                               $ 310,408
         Repayment of bank line                                 236,493
         First earn-out payment                                 213,406
         Settlement of earn-out                                 113,436
         Accumulated net loss for 4/1/98 through 9/30/99
                  (unaudited)                                  (208,698)
                                                              ----------
         Net book value at 10/01/99                           $ 665,045

         Closing price of SVI shares at 10/01/99              $    8.50

         Total SVI shares to be transferred by Softline          78,241 shares

The 78,241 shares (less the 46,774 previously unissued shares credited to Softline) were surrendered by Softline on March 29, 2000 following a final review by SVI of all aspects of the Triple-S acquisition and disposition.